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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

        Certification and Notice of Termination of Registration under
                   Section 12(g) of the Securities Exchange
           Act of 1934 or Suspension of Duty to File Reports Under
                    Sections 13 and 15(d) of the Securities
                             Exchange Act of 1934.



                                          Commission File Number  000-28703
                                                                ----------------


                             DemandStar.com, Inc.
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            (Exact name of registrant as specified in its charter)



  1200 South Pine Island Road, Suite 600, Plantation, Florida  (954) 577-6500
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                                 Common Stock
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            (Title of each class of securities covered by this Form)



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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)    [X]        Rule 12h-3(b)(1)(ii)    [ ]
               Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(2)(i)     [ ]
               Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(ii)    [ ]
               Rule 12g-4(a)(2)(ii)   [ ]
               Rule 12h-3(b)(1)(i)    [ ]        Rule 15d-6              [ ]

Approximate number of holders of record as of the certification or notice date:  ...........................1

Pursuant to the requirements of the Securities Exchange Act of 1934, DemandStar.com, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  March 8, 2001                   BY: /s/ Michael A. Jacobsen
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                                          Michael A. Jacobsen
                                          Vice President and Assistant Secretary